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                                                                    EXHIBIT 2(b)




                          AMENDMENT TO THE BY-LAWS OF
                        AIM INVESTMENT SECURITIES FUNDS
                          (A DELAWARE BUSINESS TRUST)
                            ADOPTED DECEMBER 2, 1993



         The By-Laws of AIM Investment Securities Funds are hereby amended by adding the following new Article III and renumbering each Article thereafter accordingly:



                                  ARTICLE III

                                    OFFICERS



         Section 1. Executive Officers. The initial executive officers of the Trust shall be elected by the Board of Trustees as soon as practicable after the organization of the Trust. The executive officers may include a Chairman of the Board, and shall include a President, one or more Vice Presidents (the number thereof to be determine by the Board of Trustees), a Secretary and a Treasurer. The Chairman of the Board, if any, shall be selected from among the trustees. The Board of Trustees may also in its discretion appoint Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers, agents and employees, who shall have such authority and perform such duties as the Board may determine. The Board of Trustees may fill any vacancy which may occur in any office. Any two (2) offices, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument on behalf of the Trust in more than one (1) capacity, if such instrument is required by law or by these By-Laws to be executed, acknowledged or verified by two (2) or more officers.

         Section 2. Term of Office. Unless otherwise specifically determined by the Board of Trustees, the officers shall serve at the pleasure of the Board of Trustees. If the Board of Trustees in its judgment finds that the best interests of the Trust will be served, the Board of Trustees may remove any officer of the Trust at any time with or without cause.


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         Section 3.  President.  The President shall be the chief executive officer of the Trust and, subject to the Board of Trustees, shall generally manage the business and affairs of the Trust. If there is no Chairman of the Board, or if the Chairman of the Board has been appointed but is absent, the President shall, if present, preside at all meetings of the shareholders and the Board of Trustees.

         Section 4. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the shareholders and the Board of Trustees, if the Chairman of the Board is present. The Chairman of the Board shall have such other powers and duties as shall be determined by the Board of Trustees, and shall undertake such other assignments as may be requested by the President.

         Section 5. Other Officers. The Chairman of the Board or one or more Vice Presidents shall have and exercise such powers and duties of the President in the absence or inability to act of the President, as may be assigned to them, respectively, by the Board of Trustees or, to the extent not so assigned, by the President. In the absence or inability to act of the President, the powers and duties of the President not otherwise assigned by the Board of Trustees or the President shall devolve upon the Chairman of the Board, or in the Chairman's absence, the Vice Presidents in the order of their election.

         Section 6. Secretary. The Secretary shall have custody of the seal of the Trust, and shall keep the minutes of the meetings of shareholders, Board of Trustees and any committees thereof, and shall issue all notices of the Trust. The Secretary shall have charge of the shareholder records and such other books and papers as the Board may direct, and shall perform such other duties as may be incidental to the office or which are assigned by the Board of Trustees.
The Secretary shall also keep or cause to be kept a shareholder book, which may be maintained by means of computer systems, containing the names, alphabetically arranged, of all persons who are shareholders of the Trust, showing their places of residence, the number and class or series of any class of shares of beneficial interest held by them, respectively, and the dates when they became the record owners thereof, and such book shall be open for inspection as prescribed by the laws of the State of Delaware.





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         Section 7.  Treasurer.  The Treasurer shall have the care and custody of the funds and securities of the Trust and shall deposit the same in the name of the Trust in such bank or banks or other depositories, subject to withdrawal in such manner as these By-Laws or the Board of Trustees may determine. The Treasurer shall, if required by the Board of Trustees, give such bond for the faithful discharge of duties in such form as the Board of Trustees may require.





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